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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G




                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. _____)*



                                  GBC BANCORP
            --------------------------------------------------------
                               (Name of Issuer)




                           COMMON STOCK, NO PAR VALUE
            --------------------------------------------------------
                         (Title of Class of Securities)




                                   361475106
            --------------------------------------------------------
                                (CUSIP Number)

                               DECEMBER 19, 2001
            --------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 361475106
          ---------------

   1.     Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          LI-PEI WU
          ---------------------------------------------------------------------

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
             ------------------------------------------------------------------
          (b)
             ------------------------------------------------------------------

          ---------------------------------------------------------------------

   3.     SEC Use Only

          ---------------------------------------------------------------------

   4.     Citizenship or Place of Organization     United States
                                                   -------------
          ---------------------------------------------------------------------

                        5.     Sole Voting Power         835,394
  Number of                                              -------
   Shares              --------------------------------------------------------
 Beneficially           6.     Shared Voting Power       242
  Owned by                                               ---
    Each               --------------------------------------------------------
  Reporting             7.     Sole Dispositive Power    835,394
 Person With                                             -------
                       --------------------------------------------------------
                        8.     Shared Dispositive Power  242
                                                         ---
                       --------------------------------------------------------

   9.     Aggregate Amount Beneficially Owned by Each Reporting Person  835,636
                                                                        -------
          ---------------------------------------------------------------------

  10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
          ---------------------------------------------------------------------

  11.     Percent of Class Represented by Amount in Row (9)  6.95%
                                                             ----
          ---------------------------------------------------------------------

  12.     Type of Reporting Person (See Instructions)

          IN
          ---------------------------------------------------------------------

Item 1.(a)  NAME OF ISSUER:  GBC Bancorp

Item 1.(b)  NAME OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            800 West Sixth Street
            Los Angeles, CA 90017

Item 2.(a)  NAME OF PERSON FILING:  Li-Pei Wu

Item 2.(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            General Bank
            800 West Sixth Street
            Los Angeles, CA 90017

Item 2.(c)  CITIZENSHIP:  United States

Item 2.(d)  TITLE OF CLASS OF SECURITIES:  Common Stock

Item 2.(e)  CUSIP NUMBER:  361475106

Item 3. Not applicable. This statement is not filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c).

Item 4. OWNERSHIP

Item 4.(a)  AMOUNT BENEFICIALLY OWNED:  835,636

Item 4.(b)  PERCENT OF CLASS:  6.95%

Item 4.(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)       sole power to vote or to direct the vote:  835,394
              (ii)      shared power to vote or to direct the vote:  242
              (iii)     sole power to dispose or to direct the disposition
                        of:  835,394
              (iv)      shared power to dispose or to direct the disposition
                        of:  242

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not applicable.

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        A limited partnership of which the reporting person serves as the president of the corporate general partner has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a part of the securities reported above as beneficially owned by the reporting person. The interest of such limited partnership in the Common Stock of Issuer does not amount to more than five percent of the class.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

Item 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

Item 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2002                              LI-PEI WU
-------------------------------                --------------------------------
Date                                           Signature


                                               Li-Pei Wu
                                               -------------------------------
                                               Name/Title